Exhibit 99.1

LifeCare Holdings, Inc.

News Release
For Immediate Release	Contact: Chris A. Walker
March 31, 2009	469-241-2168

LifeCare Holdings, Inc. Announces Year-end Results

Plano, TEXAS – LifeCare Holdings, Inc. (the “Company”) today announced its operating results for the three months and year ended December 31, 2008.

Three Months Ended December 31, 2008

Net Revenues

Our net patient service revenue of $94.2 million for the three months ended December 31, 2008, increased by $14.5 million as compared to the same period in 2007 while patient days were unchanged. During the three months ended December 31, 2008, we recorded a $2.5 million favorable adjustment to net patient service revenues associated with changes in estimates on previously filed Medicare cost reports, as compared to a charge of $0.4 million in the 2007 period. Additionally, we recorded a $2.0 million favorable adjustment to net patient service revenue during the fourth quarter of 2008 related to revised estimates on certain patient accounts where amounts previously collected exceeded amounts originally recorded as revenue.

Excluding these adjustments, net patient service revenue, on a per patient day basis, was $1,561 for the 2008 period and $1,395 for the 2007 period. This 11.9% increase on a per patient day basis was primarily the result of marginal increases implemented in the annual regulatory updates by the Centers for Medicare and Medicaid Services (“CMS”) during 2008, annual inflationary increases in our standard charge rates and certain of our contracts with commercial payors, the treatment of higher acuity patients during the 2008 period, and an increase in the percentage of our revenues generated from commercial payors.

Expenses

Total expenses decreased by $15.3 million to $102.1 million for the three months ended December 31, 2008 as compared to $117.4 million for the comparable period in 2007. Included in expenses for the 2008 and 2007 periods are impairment charges of $18.6 million and $35.0 million, respectively. In addition the 2008 period includes a gain on early extinguishment of indebtedness of $9.5 million recognized on the repurchase of $16.5 million of our senior subordinated notes.

Excluding the impairment charges and the gain on early extinguishment of indebtedness, expenses increased by $10.7 million to $93.1 million for the 2008 period as compared to $82.4 million for the 2007 period. Salaries, wages and benefits increased by $4.1 million to $42.6 million during the 2008 period as compared to $38.5 million in the 2007 period. This increase was the result of inflationary increases, increases in bed capacity, the treatment of higher acuity patients, and increased benefit expenses. The provision for doubtful accounts increased by $2.2 million during the 2008 period as compared to the 2007 period. During the three months ended December 31, 2007 the provision for doubtful accounts included a benefit of $1.0 million attributable to favorable collection trends experienced during the quarter. The remaining increase in the provision for doubtful accounts in the 2008 period was primarily attributable to an increase in accounts receivable related to the $2.0 million favorable adjustment to net patient service revenue as discussed herein. Rent expense increased by $0.6 million during the 2008 period in connection with a 6.9% increase in average licensed bed capacity.

The remaining unfavorable variance of $3.9 million was related mainly to increases in supplies and other operating expenses incurred as the result of inflationary increases, the treatment of higher acuity patients, and the increases in bed capacity.

Credit Agreement EBITDA

For the quarter ended December 31, 2008, adjusted EBITDA as defined in the credit agreement for our senior secured credit facility, which we refer to as Credit Agreement EBITDA, was $13.6 million, which is an increase of $0.4 million, or 2.7% from the prior year period. Credit Agreement EBITDA reflects the elimination of goodwill impairment charges, gain on early extinguishment of debt, start-up costs and certain other non-recurring/operational expenditures as defined in our credit agreement. As previously discussed, during the three months ended December 31, 2008, we recorded a $2.5 million favorable adjustment in net patient service revenues associated with changes in estimates on previously filed Medicare cost reports. Of this adjustment, $2.3 million is related to hospitals which have incurred start-up losses during the three and twelve month periods ended December 31, 2008. The hospital closure/relocation/start-up losses adjustment in the reconciliation of Credit Agreement EBITDA of $(1.6) million and $0.8 million for the three and twelve month periods ended December 31, 2008, respectively, are inclusive of this adjustment.

Year Ended December 31, 2008

Net Revenues

Our net patient service revenue increased by $29.8 million, or 9.2%, for the year ended December 31, 2008, to $352.0 million from $322.2 million in 2007. Patient days in 2008 were 4,888 greater, or 2.1% greater, than in 2007. Admissions grew by 293, or 3.7%, during the 2008 period to 8,292 from 7,999 for the 2007 period. The increase in patient days and admissions was partially attributable to the expansion of our operations, as discussed previously.

This increase in net patient service revenue was comprised of a favorable $22.9 million variance as the result of increased revenue per patient day and a $6.9 million favorable benefit from an increase in patient days.

Our net patient service revenue per patient day during the years ended December 31, 2008 and 2007 was $1,502 and $1,404, respectively, or an increase of 6.9%. The increase in net patient service revenue on a per patient day basis during the 2008 period was primarily the result of inflationary increases in our standard charge rates and certain of our contracts with commercial payors, an increase in the percentage of our revenues generated from commercial payors, and the marginal increases contained in recent annual regulatory updates implemented by CMS during 2008.

Total Expenses

Total expenses decreased by $10.6 million to $371.6 million for the year ended December 31, 2008 as compared to $382.2 million for the comparable period in 2007. Included in the expenses for 2008 is an impairment charge of $18.6 million related to goodwill, and a gain of $9.5 million related to the early extinguishment of debt. Gain on early extinguishment of debt for the year-ended December 31, 2008 was the result of our repurchasing $16.5 million in face amount of our senior subordinated notes for approximately $6.5 million. Partially offsetting the gain was the write-off of capitalized financing cost of $0.5 million recorded in connection with the retirement of these senior subordinated notes. Included in expenses for the year ending December 31, 2007, is a $38.8 million impairment charge related to goodwill and $2.5 million attributable to compensation and benefits accrued in connection with the departure of our former CEO.

Excluding the impairment charge and benefit from the gain on the early extinguishment of debt for 2008, and the impairment charge and the compensation and benefits accrual for 2007, expenses increased by $21.6 million from the same period in the prior year. Rent expense increased by $3.9 million during 2008 in connection with the increases in bed capacity as discussed previously. Net interest expense increased by $1.9 million during 2008 due to interest on the increased amount drawn on the line of credit in 2008 as discussed in the Liquidity and Capital Resources section contained herein. The remaining $15.8 million increase in expenses was primarily attributable to an increase in salaries, wages and benefits of $12.3 million, and an increase in supplies of $2.1 million. These increases were due to the result of inflationary increases, increases in patient days, and the increases in bed capacity as previously discussed.

Credit Agreement EBITDA

For the year ended December 31, 2008, Credit Agreement EBITDA, was $47.6 million, in line with the prior year period, which included a $6 million cure amount discussed below. Excluding the cure amount from the prior year period, the increase in Credit Agreement EBITDA is $5.9 million, or 14.3%. This increase in Credit Agreement EBITDA is principally the result of the increase in patient days and net patient service revenue per patient day as previously discussed. As of December 31, 2008, we believe we were in compliance with all covenants contained in our senior secured credit facility, as amended.

Liquidity and Capital Resources

At December 31, 2008, our outstanding indebtedness consisted of $130.5 million aggregate principal amount of senior subordinated notes due 2013, a $246.7 million term loan facility that matures in 2012, and $10.0 million outstanding on our revolving credit facility which matures in 2011. At December 31, 2008, the interest rate applicable to the $246.7 million under our term loan facility was 7.67% and the rate on the $10.0 million outstanding balance of the revolving credit facility was 7.79%.

The senior secured credit facility requires us to comply on a quarterly basis with certain financial covenants, including an interest coverage ratio test and a maximum leverage ratio test, which will become more restrictive over time. In addition, the senior secured credit facility includes various negative covenants, including limitations on indebtedness, liens, investments, permitted businesses, restricted payments, transactions with affiliates and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default including payment defaults.

We may not able to continue to satisfy the covenant requirements in subsequent periods. If we are unable to maintain compliance with the covenants contained in our senior secured credit facility, an event of default would occur. During the continuation of an event of default, the lenders under the senior secured credit facility are entitled to take various actions, including accelerating amounts due under the senior secured credit facility, terminating our access to our revolving credit facility and all other actions generally available to a secured creditor. An uncured event of default would have a material adverse effect on our financial position, results of operations and cash flow.

We believe that our cash on hand, expected cash flows from operations, potential availability of borrowings under the revolving portion of our senior secured credit facility, and funds available under a master lease agreement will be sufficient to finance our operations, and meet our scheduled debt service requirements for at least the next twelve months.

Forward-Looking Statements

This press release includes forward-looking statements regarding, among other items, operations, proposed regulations and their possible effect on the Company’s results. Such statements are subject to a number of uncertainties and risks that could significantly affect current plans. Furthermore, actual results may differ materially from those experienced or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, risks relating to operating in a regulated environment, failure to maintain compliance with our debt covenants, implementing our business plan, maintaining relationships with physicians in our markets, availability of sufficient nurses and therapists, competition, retaining key management, ability to service our debt requirements, litigation matters and availability of insurance. Further information about factors that could affect the Company’s financial and other results is included in our Form 10-K as filed on March 31, 2009, which can be viewed on the SEC’s website. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. As a result, you should not place undue reliance on forward-looking statements, which reflect management’s views only as the date hereof. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Credit Agreement EBITDA is used in the calculations of the interest coverage and leverage ratios that are included in the covenants contained in our existing senior secured credit agreement. Credit Agreement EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, the calculation of Credit Agreement EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Credit Agreement EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows.

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LifeCare, based in Plano, Texas, operates 20 long term acute care hospitals located in ten states. Long term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more information on LifeCare, visit our website at www.lifecare-hospitals.com.

Schedule 1

Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2007 and 2008

(In thousands)

(Unaudited)

	2007	2008	% Change
Net patient service revenue	$79,739	$94,184	18.1%

Expenses:
Salaries, wages and benefits	38,521	42,563	10.5%
Supplies	8,509	9,313	9.4%
Rent	5,953	6,517	9.5%
Other operating expense	16,970	19,315	13.8%
Provision for doubtful accounts	453	2,634	481.5%
Depreciation and amortization	2,570	2,989	16.3%
Goodwill impairment charges	35,000	18,600	-46.9%
Gain on early extinguishment of debt	—	(9,526)	NM
Loss on the disposal of assets	—	92	NM
Interest expense, net	9,445	9,648	2.1%

	117,421	102,145	-13.0%

Operating loss	(37,682)	(7,961)	-78.9%
Equity in loss of joint venture	(246)	—	-100.0%

Loss before income taxes	(37,928)	(7,961)	-79.0%
Provision for income taxes	2,729	140	-94.9%

Net loss	$(40,657)	$(8,101)	-80.1%

Reconciliation to Credit Agreement EBITDA:
Operating loss - per above	$(37,682)	$(7,961)
Adjusted for:
Gain on early extinguishment of debt	—	(9,526)
Interest expense, net	9,445	9,648
Depreciation and amortization	2,570	2,989
Goodwill impairment charges	35,000	18,600
Loss attributable to unrestricted subsidiary	107	157
Stock compensation expense	169	84
Cost saving initiatives	445	173
Hospital closure/relocation/start-up losses	2,692	(1,580)
Sarbanes Oxley implementation	366	—
New Orleans operations	(6)	472
Other credit agreement add-back items	127	533

Credit Agreement EBITDA	$13,233	$13,589

Schedule 2

Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2007 and 2008

(In thousands)

(Unaudited)

	2007	2008	% Change
Net patient service revenue	$322,215	$351,971	9.2%

Expenses:
Salaries, wages and benefits	156,125	165,975	6.3%
Supplies	33,460	35,522	6.2%
Rent	21,644	25,579	18.2%
Other operating expense	80,257	80,787	0.7%
Provision for doubtful accounts	4,740	5,234	10.4%
Depreciation and amortization	11,254	11,595	3.0%
Goodwill impairment charges	38,834	18,600	-52.1%
Gain on early extinguishment of debt	—	(9,526)	NM
Loss on the disposal of assets	—	92	NM
Interest expense, net	35,911	37,783	5.2%

	382,225	371,641	-2.8%

Operating loss	(60,010)	(19,670)	-67.2%
Equity in loss of joint venture	(695)	—	-100.0%

Loss before income taxes	(60,705)	(19,670)	-67.6%
Provision for income taxes	77	1,400	1718.2%

Net loss	$(60,782)	$(21,070)	-65.3%

Reconciliation to Credit Agreement EBITDA:
Operating loss - per above	$(60,010)	$(19,670)
Adjusted for:
Gain on early extinguishment of debt	—	(9,526)
Interest expense, net	35,911	37,783
Depreciation and amortization	11,254	11,595
Goodwill impairment charge	38,834	18,600
Loss attributable to unrestricted subsidiary	107	3,655
Stock compensation expense	695	297
Severance	2,918	701
Cost saving initiatives	3,773	1,149
Hospital closure/relocation/start-up losses	5,860	840
Sarbanes Oxley implementation	1,477	459
New Orleans operations, net of proceeds	86	444
Other credit agreement add-back items	713	1,231

Credit Agreement EBITDA	41,618	47,558

Exercise of cure right for quarter ended September 30, 2007	5,999	—

Pro Forma Credit Agreement EBITDA	$47,617	$47,558

Schedule 3

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$17,816	$25,262
Accounts receivable, net	66,911	66,803
Income taxes receivable	2,025	1,279
Other current assets	13,597	7,735

Total current assets	100,349	101,079
Property and equipment, net	83,317	86,479
Goodwill and other identifiable intangibles, net	282,415	262,675
Other assets	15,675	12,597

	$481,756	$462,830

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Payables and accruals	$42,285	$52,868
Estimated third-party payer settlements	5,744	6,231
Current installments of long-term debt	2,550	2,550
Current installments of obligations under capital leases	1,604	1,252
Current installments of lease financing obligation	—	292

Total current liabilities	52,183	63,193
Long-term debt, excluding current installments	393,713	384,694
Obligations under capital leases, excluding current installments	741	1,836
Lease financing obligation	16,590	20,645
Accrued insurance	4,714	3,592
Other noncurrent liabilities	13,582	9,419

Total liabilities	481,523	483,379

Stockholder’s equity (deficit)	233	(20,549)

	$481,756	$462,830

Schedule 4

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2007 and 2008

(In thousands)

(Unaudited)

	2007	2008
Cash flows from operating activities:
Net loss	$(60,782)	$(21,070)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	12,893	13,727
Provision for doubtful accounts	4,740	5,234
Goodwill impairment charges	38,834	18,600
Gain on early extinguishment of debt	—	(9,526)
Loss on the disposal of assets	—	92
Equity in loss of joint venture	695	—
Deferred income taxes	1,695	763
Equity compensation	684	288
Changes in operating assets and liabilities:
Patient accounts receivable	(4,187)	(5,126)
Other current assets	4,006	741
Other assets	77	491
Estimated third party payer settlements	(2,564)	487
Accounts payable and accrued liabilities	(5,353)	12,878
Other liabilities	(589)	(5,284)

Net cash provided by (used in) operating activities	(9,851)	12,295

Cash used in investing activities:
Purchases of property and equipment	(47,480)	(13,106)
Sale leaseback proceeds	31,104	3,822

Net cash used in investing activities	(16,376)	(9,284)

Cash flows provided by financing activities:
Deferred financing costs	(3,142)	—
Proceeds from lease financing obligation	15,113	3,975
Payment on lease financing obligation	—	(86)
Net change in borrowings under line of credit	—	10,000
Payments of notes payable and long-term debt	(3,188)	(9,041)
Proceeds from capital leases financing	—	1,802
Payments on obligations under capital leases	(3,989)	(2,215)
Equity contribution from parent	5,999	—

Net cash provided by financing activities	10,793	4,435

Net increase (decrease) in cash and cash equivalents	(15,434)	7,446
Cash and cash equivalents, beginning of year	33,250	17,816

Cash and cash equivalents, end of year	$17,816	$25,262

Schedule 5

Selected Operating Statistics

	Three months ended December 31, 2007	Three months ended December 31, 2008
Number of hospitals within hospitals (end of period)	9	9
Number of freestanding hospitals (end of period)	10	11
Number of total hospitals (end of period)	19	20
Licensed beds (end of period)	1,009	1,079
Average licensed beds (1)	1,009	1,079
Admissions	2,131	1,977
Patient days	57,437	57,440
Occupancy rate	61.9%	57.9%
Percent net patient service revenue from Medicare	64.0%	62.0%
Percent net patient service revenue from commercial payors and Medicaid (2)	36.0%	38.0%
Net patient service revenue per patient day	$1,390	$1,640

	Year ended December 31, 2007	Year ended December 31, 2008
Number of hospitals within hospitals (end of period)	9	9
Number of freestanding hospitals (end of period)	10	11
Number of total hospitals (end of period)	19	20
Licensed beds (end of period)	1,009	1,079
Average licensed beds (1)	961	1,062
Admissions	7,999	8,292
Patient days	229,479	234,367
Occupancy rate	65.4%	60.3%
Percent net patient service revenue from Medicare	64.6%	61.2%
Percent net patient service revenue from commercial payors and Medicaid (2)	35.4%	38.8%
Net patient service revenue per patient day	$1,404	$1,502

(1)	The licensed beds are only calculated on the beds at locations that were open for operations during the applicable periods.
(2)	The percentage of net patient service revenue from Medicaid is less than one percent for each of the periods presented.